UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 23, 2005

Union Community Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-23543	35-2025237
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 East Main Street, Crawfordsville, Indiana		47933
(Address of Principal Executive Offices)		(Zip Code)

(765) 362-2400
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

On August 23, 2005, Union Community Bancorp (the "Registrant") and MainSource Financial Corporation (“MainSource”) jointly announced the signing of a definitive agreement (the "Agreement") pursuant to which the Registrant will be merged with and into MainSource (the “Merger”), and Registrant’s savings association subsidiary will be merged with and into a new Indiana commercial bank subsidiary to be formed by MainSource and named MainSource Bank-Crawfordsville (the “Surviving Bank”). The Agreement provides that upon the effective date of the Merger (the "Effective Time"), pursuant to election procedures described in the Agreement, each share of common stock of Registrant will be converted into either an amount of cash equal to the Purchase Price (as such number may be adjusted at closing) divided by the number of shares of Registrant’s common stock outstanding at the closing of the merger (the “Cash Consideration”), or such number of shares of common stock, without par value, of MainSource (the “Exchange Ratio”) (as such number may be adjusted at closing) equal to the quotient arrived at by dividing the Cash Consideration by the average of the per share closing prices of a share of MainSource common stock as quoted on the Nasdaq Stock Market during the ten trading days preceding the fifth calendar day preceding the closing of the merger (the “MainSource Average Stock Price”). If the MainSource Average Stock Price is less than $16.50 per share, the Exchange Ratio will be equal to the Cash Consideration divided by $16.50. However, if the MainSource Average Stock Price is greater than $21.50 per share, the Exchange Ratio will be equal to the Cash Consideration divided by $21.50.

Notwithstanding the foregoing, 55% of the total number of outstanding shares of common stock of the Registrant must be converted into MainSource common stock. There may be allocations of cash or stock made to Registrant’s shareholders (on the basis of the smallest to the largest shareholder) to ensure that this requirement is satisfied.

As of the date hereof, the Purchase Price is $52,993,000, the Cash Consideration is $27.33, and the Exchange Ratio would be 1.495 shares of MainSource common stock if the MainSource Average Stock Price were $18.28. If as of the end of the last business day preceding the closing of the merger (the “Computation Date”), Registrant’s consolidated shareholders’ equity, determined after making adjustments, tax effected (where appropriate), for the items listed below, is less than $30,600,000, the Purchase Price shall be reduced on a dollar-for-dollar basis by an amount equal to the difference between $30,600,000 and the actual consolidated shareholders’ equity, as so adjusted, as of the Computation Date. If at the Computation Date such consolidated shareholders’ equity is greater than $31,100,000, the Purchase Price shall be increased on a dollar-for-dollar basis by an amount equal to the difference between $31,100,000 and the actual consolidated shareholders’ equity, as so adjusted, as of the Computation Date. The adjustments to be made in computing consolidated shareholders’ equity are the following:

(1)	accrued fees payable to Registrant’s investment advisors with respect to the merger;

(2)	change-in-control payments payable under employment agreements as a result of the consummation of the merger;

(3)	an estimated penalty of $1,841,840 payable as a result of termination of the Registrant’s data processing contract;

(4)	an amount payable by Registrant as a result of terminating its defined benefit plan;

(5)	the accrual of all compensable vacation and sick days for employees of Registrant; and

(6)
the accrual of an additional $500,000 in loan loss reserves by Registrant’s savings association subsidiary above reserves equal to the greater of either $1,020,000 or 0.45% of total gross loans outstanding on the Computation Date.

Based on the closing price of MainSource common stock on August 22, 2005 ($18.28), the transaction has an aggregate value of approximately $56 million (assuming all outstanding stock options of Registrant are cashed out for the difference between the Cash Consideration and the exercise price of the options).

In connection with the consummation of the Merger, Alan L. Grimble, J. Lee Walden and Joseph E. Timmons, executive officers of the Registrant, will each terminate their existing employment agreements with the Registrant’s savings association subsidiary in exchange for change of control payments under the terms of those agreements. Mr. Grimble and Mr. Walden will each enter into one-year employment agreements with the Surviving Bank at closing. Mr. Grimble will serve as its President and Chief Executive Officer, and Mr. Walden will serve as an executive officer of the Surviving Bank. The Surviving Bank will have five (5) directors at closing consisting of Mr. Grimble and four other persons to be selected by Registrant and MainSource.

The Merger will be accounted for as a purchase and is expected to close in the first quarter of 2006. The Agreement has been approved by the boards of directors of Registrant and MainSource. However, it is subject to certain other conditions, including the approval of the shareholders of Registrant and the approval of regulatory authorities.

Pursuant to General Instruction F to Form 8-K, the Agreement concerning the Merger is incorporated herein by reference and is attached hereto as Exhibit 10.1.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits.

(c)	Exhibits
	Exhibit No.	Description
	10.1	Agreement and Plan of Merger among MainSource Financial Group, Inc., Union Community Bancorp, and Union Federal Savings and Loan Association dated August 23, 2005.
	99.1	Press Release, dated August 23, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: August 23, 2005	Union Community Bancorp

	By:	/s/ Alan L. Grimble
Alan L. Grimble Chief Executive Officer

EXHBIT INDEX

Exhibit No.	Description

10.1	Agreement and Plan of Merger among MainSource Financial Group, Inc., Union Community Bancorp, and Union Federal Savings and Loan Association dated August 23, 2005.
99.1	Press Release, dated August 23, 2005.